March 12, 1997

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

We have read the statements made by Seragen, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.
----------------------------
    Coopers & Lybrand L.L.P.

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